UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2024

Vintage Wine Estates, Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-40016	87-1005902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 Concourse Boulevard
Santa Rosa, California		95403
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 289-9463

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value per share	VWE	The Nasdaq Stock Market LLC
Warrants to purchase common stock	VWEWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 28, 2024, the Board of Directors (the “Board”) of Vintage Wine Estates, Inc. (the “Company”) appointed Ivona Smith as an independent director to the Board to serve until the next election of directors by the Company’s stockholders and until her successor is duly elected and qualified or until her earlier death, disability, resignation, disqualification or removal. Ms. Smith is an experienced fiduciary and investment professional and has served as an independent director on several boards over the past seven years.

For her service as a director, Ms. Smith will receive $25,000 per month, payable in advance at the beginning of each month of service and prorated for any partial month’s service. Additionally, Ms. Smith will be reimbursed by the Company for all travel expenses reasonably incurred by her in the proper performance of her obligations as a non-employee director, in accordance with Company procedures. Ms. Smith will be entitled to indemnification and director and officer insurance coverage to the same extent as each other director serving on the Board.

Except as set forth herein, Ms. Smith was not selected to serve on the Board under any arrangement or understanding between her and any other person. The Company is not aware of any transactions with Ms. Smith that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01 — Regulation FD Disclosure

The Company has terminated its engagement with Oppenheimer & Co. and has engaged GLC Advisors & Co. and Riveron RTS, LLC to serve as the Company's financial advisors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vintage Wine Estates, Inc.

Date:	July 3, 2024	By:	/s/ Kristina Johnston
Chief Financial Officer